                                                                 EXHIBIT 23(b)



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Aon Corporation for the registration of $225,000,000 of 7.375% senior notes due 2012 and to the incorporation by reference therein of our report dated February 12, 2002 (except for Note 1, as to which the date is August 14, 2002), with respect to the consolidated financial statements and the related financial statement schedules (as restated) of Aon Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP


Chicago, Illinois
March 6, 2003